Exhibit 3.36

ACCESS GAS SERVICES (ALBERTA) INC.

BY-LAW NO. 1

A by-law relating generally to the conduct of the business and affairs of ACCESS GAS SERVICES (ALBERTA) INC. (hereinafter called the “Corporation”).

IT IS HEREBY ENACTED as a by-law of the Corporation as follows:

DEFINITIONS

1.                             In this by-law and all other by-laws of the Corporation, unless the context otherwise specifies or requires:

(a)           “Act” means the Business Corporations Act (Alberta) and the regulations made thereunder, as from time to time amended, and in the case of such amendment any reference in the by-laws shall be read as referring to the amended provisions thereof;

(b)           “board” means the board of directors of the Corporation;

(c)           “by-laws” means the by-laws of the Corporation from time to time in force and effect;

(d)           all terms contained in the by-laws which are defined in the Act shall have the meanings given to such terms in the Act;

(e)           words importing the singular number only shall include the plural and vice versa;  words importing the masculine gender shall include the feminine and neuter genders; and

(f)            the headings used in the by-laws are inserted for reference purposes only and are not to be considered or taken into account in construing the terms and provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions.

MEETINGS OF DIRECTORS

2.                             Place of Meeting.  Unless the articles otherwise provide, meetings of directors and of any committee of directors may be held at any place.  A meeting of directors may be convened by the Chairman of the Board (if any), the Chief Executive Officer or any director at any time and the Secretary shall, upon direction of any of the foregoing, convene a meeting of the directors.

3.                             Notice.  Notice of the time and place for the holding of any meeting of directors and of any committee of directors shall be sent to each director not less than forty-eight (48) hours before the time of the meeting;  provided that meetings of directors or of any committee of directors may be held at any time without notice if all the directors are present (except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called) or if all the absent directors have waived notice.  The notice of a meeting of directors shall specify any matter referred to in subsection (3) of section 115 of the Act that is to be dealt with at the meeting, but need not specify the purpose or the business to be transacted at the meeting.

For the first meeting of directors to be held following the election of directors at an annual or special meeting of the shareholders or for a meeting of directors at which a director is appointed to fill a vacancy in the board, no notice of such meeting need be given to the newly elected or appointed director or directors in order for the meeting to be duly constituted, provided a quorum of the directors is present.

4.                             Telephone Participation.  A director may participate in a meeting of directors or of any committee of directors by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other, and a director participating in a meeting by those means is deemed for the purposes of the Act to be present at that meeting.

5.                             Quorum and Voting.  Subject to the articles, a majority of the number of directors constitutes a quorum at any meeting of directors and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.  Questions arising at any meeting of directors shall be decided by a majority of votes. In the case of an equality of votes, the chairman of the meeting, in addition to his original vote, shall have a second or casting vote.

MEETINGS OF SHAREHOLDERS

6.                             Chairman of the Meeting.  In the absence of the Chairman of the Board (if any), the Chief Executive Officer and any Vice-President who is a director, the shareholders entitled to vote shall elect another director as chairman of the meeting and if no director is present or if all the directors present decline to take the chair then the shareholders present shall elect one of their number to be chairman.

At any meeting, unless a ballot is demanded by a shareholder or proxyholder entitled to vote at the meeting, either before or after any vote by a show of hands, a declaration by the chairman of the meeting that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against the resolution.

In the case of a equality of votes, the chairman of the meeting shall not, either on a show of hands or on a ballot, have a second or casting vote in addition to the vote or votes to which he may be entitled as a shareholder or proxyholder.

7.                             Quorum.  Two (2) persons present and each holding or representing by proxy at least one (1) issued share of the Corporation shall be a quorum of any meeting of shareholders for the election of a chairman of the meeting and for the adjournment of the meeting to a fixed time and place but not for the transactions of any other business;  for all other purposes two (2) persons present and holding or representing by proxy one twentieth of the shares entitled to vote at the meeting shall be a quorum.  If a quorum is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting.

Notwithstanding the foregoing, if the Corporation has only one shareholder, or one shareholder holding a majority of the shares entitled to vote at the meeting, that shareholder present in person or by proxy constitutes a meeting and a quorum for such meeting.

8.                             Telephone Participation.  A shareholder or any other person entitled to attend a meeting of shareholders may participate in the meeting by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other and a person participating in such a meeting by those means is deemed for the purposes of the Act to be present at the meeting.

EXECUTION OF CONTRACTS, ETC.

9.                             Contracts, documents or instruments in writing requiring the signature of the Corporation may be signed by the Chief Executive Officer alone and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The directors are authorized from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation either to sign contracts, documents or instruments in writing generally or to sign specific contracts, documents or instruments in writing.

ENFORCEMENT OF LIEN FOR INDEBTEDNESS

10.                           If the Corporation has a lien on the shares registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Corporation, the directors of the Corporation may sell any such shares in such manner as they think fit or refuse to permit the registration of a transfer of any such shares until the debt has been paid in full.  No sale shall be made until such time as the debt ought to be paid and until a demand and notice in writing stating the amount due and demanding payment and giving notice of intention to sell in default shall have been served on the holder or his legal representative of the shares subject to the lien and default shall have been made in payment of such debt seven days after service of such notice.  Upon any such sale, the proceeds shall be applied, firstly, in payment of all costs of such sale and, secondly, in satisfaction of the debt of the shareholder or as he shall direct.  Upon any such sale, the directors may enter or cause to be entered the purchaser’s name in the securities register of the Corporation as holder of the shares, and the purchaser shall not be bound to see the regularity or validity of, or be affected by, any irregularity or invalidity in the proceedings, or be bound to see to the application of the purchase money, and after his name or the name of his legal representative has been entered in the securities register, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the same shall be in damages only and against the Corporation exclusively.

ENACTED September 18, 2009.

/s/ David Pope	/s/ Jason A. Dubchak
Chief Executive Officer	Corporate Secretary

ACCESS GAS SERVICES (ALBERTA) INC.

BY-LAW NO. 2

A by-law respecting the borrowing of money, the giving of guarantees and the giving of security by ACCESS GAS SERVICES (ALBERTA) INC. (hereinafter called the “Corporation”).

IT IS HEREBY ENACTED as a by-law of the Corporation as follows:

The directors of the Corporation may from time to time:

(a)           borrow money on the credit of the Corporation;

(b)           issue, reissue, sell or pledge debt obligations of the Corporation, including without limitation, bonds, debentures, notes or other evidences of indebtedness or guarantee of the Corporation, whether secured or unsecured;

(c)           give a guarantee on behalf of the Corporation to secure performance of an obligation of any individual, partnership, association, body corporate, trustee, executor, administrator or legal representative;

(d)           mortgage, hypothecate, pledge or otherwise create an interest in or charge on all or any property of the Corporation, owned or subsequently acquired, to secure payment of a debt or performance of any other obligation of the Corporation;

(e)           delegate to one or more directors, a committee of directors or one or more officers of the Corporation as may be designated by the directors, all or any of the powers conferred by the foregoing clauses of this by-law to such extent and in such manner as the directors shall determine at the time of each such delegation.

In the event any provision of any other by-law of the Corporation now in force is inconsistent with or in conflict with any provision of this by-law, the provisions of this by-law shall prevail to the extent necessary to remove the inconsistency or conflict.

This by-law shall remain in force and be binding upon the Corporation as regards any party acting on the faith thereof until a copy, certified by the Secretary of the Corporation, of a by-law repealing or replacing this by-law shall have been received by such party and duly acknowledged in writing.

ENACTED September 18, 2009.

/s/ David F. Pope	/s/ Jason A. Dubchak
Chief Executive Officer	Corporate Secretary